[LETTERHEAD OF KIRKPATRICK & LOCKHART PRESTON GATES ELLIS LLP]

January 8, 2008

China Architectural Engineering, Inc. 105 Baishi Road Jiuzhou West Avenue Zhuhai 519070 People’s Republic of China Attention: Luo Ken Yi

Re:	Registration Statement on Form S-1 Registration for the Resale of 6,619,468 Shares of Common Stock, 800,000 Warrants,
and $10,000,000 Variable Rate Convertible Bonds

Ladies and Gentlemen:

We have acted as counsel for China Architectural Holdings, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-1 (File No. 333-146851) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the resale of an aggregate of 6,619,468 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), 800,000 warrants issued on April 12, 2007 (the “Warrants”), and $10,000,000 variable rate convertible bonds issued on April 12, 2007 (the “Bonds”), each of which may be sold by the selling security holders listed in the Registration Statement from time to time.

The Shares consist of the following:

(i) 962,325 shares of Common Stock issued to three investors in a private placement that closed on March 18, 2004;

(ii) 2,000,000 shares of Common Stock that were issued to FirstAlliance Financial Group, Inc. upon the closing of a share exchange transaction on October 17, 2006;

(iii) 800,000 shares of Common Stock issuable upon exercise of the Warrants; and

(iv) 2,857,143 shares of Common Stock issuable upon conversion of the Bonds.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. We note that certain opinions concerning the Warrants and Bonds are addressed in the opinion letter of Kirkpatrick & Lockhart Preston Gates Ellis LLP (London Office), located at 110 Cannon Street, London, EC4N 6AR, United Kingdom, dated January 8, 2008 (the “K&L Gates London Opinion Letter”), which is being separately provided to you and is included in the Registration Statement as Exhibit 5.2. This opinion letter does not address any matter that is the subject of the K&L Gates London Opinion Letter.

China Architectural Engineering, Inc.
January 8, 2008

For purposes of rendering this opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation and Bylaws, each as amended to date, and the corporate action of the Company that provides for the issuance of the Shares, Warrants, and Bonds. We have examined the following documents, which are referred to collectively in this opinion letter as the “Transaction Documents:” (i) Subscription Agreement dated as of March 27, 2007, (ii) Paying and Conversion Agency Agreement, (iii) Trust Deed, (iv) Warrant Agency Agreement, (v) Warrant Instrument, and (v) Global Certificates. Each of the Transaction Documents is dated April 12, 2007 unless otherwise indicated. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate from an officer of the Company (“Fact Certificate”).

We have made assumptions that are customary in opinions of this kind, including the assumptions of the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof. We have assumed that: (i) each party to each of the Transaction Documents (other than the Company) has the legal capacity and has satisfied all legal requirements necessary to make those Transaction Documents enforceable against it; and (ii) there are no facts or circumstances relating to such parties that might prevent such parties from enforcing any of the rights to which this opinion relates. In rendering the opinion set forth in paragraph 3 under sub-paragraph (b) relating to corporate action of the Company, we have relied, and without further investigation, on the Fact Certificate. We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law (the “DGCL”). We are not licensed to practice law in the State of Delaware and, accordingly, our opinions as to the DGCL are based solely on a review of the official statutes of the State of Delaware and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such statutes and provisions. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction or the local laws of any jurisdiction.

China Architectural Engineering, Inc.
January 8, 2008

Based upon and subject to the foregoing, it is our opinion that:

1.  The (a) 962,325 of the Shares referred to in subparagraph numbered (i) above, and the (b) 2,000,000 of the Shares referred to in subparagraph numbered (ii) above are duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company.

2.  The (a) 800,000 of the Shares referred to in subparagraph numbered (iii) above issuable upon exercise of the Warrants, and (b) 2,857,143 of the Shares referred to in subparagraph numbered (iv) above issuable upon conversion of the Bonds have been duly authorized and when issued by the Company and paid for in accordance with the terms and conditions of the Warrants and Bonds, respectively, will be validly issued, fully paid and non-assessable.

3. The Company (a) has the corporate power to execute, deliver and perform its obligations under each of the Transaction Documents, (b) has taken all corporate action necessary to authorize the execution, delivery and performance of the Transaction Documents, and (c) has duly executed and delivered the Transaction Documents.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related prospectus under the caption “Legal Matters.” In giving our consent we do not thereby admit that we are experts with respect to any part of the Registration Statement, the prospectus or any prospectus supplement within the meaning of the term “expert,” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ Kirkpatrick & Lockhart Preston Gates Ellis LLP

Kirkpatrick & Lockhart Preston Gates Ellis LLP